TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 13th day of November, 2024 (the “Effective Date”), by and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and ALLSPRING EXCHANGE-TRADED FUNDS TRUST, a Delaware statutory trust having its principal office and place of business at 1415 Vantage Park Drive, 3rd Floor, Charlotte, North Carolina 28203 (the “Trust”).

WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust intends to initially offer Shares in one or more series, each as named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Fund,” and collectively as the “Funds”);

WHEREAS, each Fund will issue and redeem Shares only in aggregations of Shares known as “Creation Units” as described in the currently effective prospectus and statement of additional information of the Trust (collectively, the “Prospectus”);

WHEREAS, only those entities (“Authorized Participants”) that have entered into an Authorized Participant Agreement with the distributor of the Trust, currently Allspring Funds Distributor, LLC (the “Distributor”), are eligible to place orders for Creation Units with the Distributor;

WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee will be the record or registered owner of all outstanding Shares;

WHEREAS, the Trust desires to appoint the Transfer Agent to act as its transfer agent, dividend disbursing agent and agent in connection with certain other activities; and Transfer Agent is willing to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, agree as follows:

1.
TERMS OF APPOINTMENT

1.1
Subject to the terms and conditions set forth in this Agreement, the Trust and each Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for the Creation Units and dividend disbursing agent of the Trust and each Fund.

1.2
Transfer Agency Services.  In accordance with procedures established from time to time by agreement between the Trust and each Fund, as applicable, and the Transfer Agent, the Transfer Agent shall:
(i)
establish each Authorized Participant’s account in the applicable Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Authorized Participant;
(ii)
receive and process orders for the purchase of Creation Units from the Distributor or the Trust, and promptly deliver payment and appropriate documentation thereof to the custodian of the applicable Fund as identified by the Trust (the “Custodian”);
(iii)
generate or cause to be generated and transmitted to Authorized Participants confirmation of receipt of such purchase orders and, if applicable, transmit appropriate trade instructions to the National Securities Clearance Corporation (“NSCC”);
(iv)
receive and process redemption requests and redemption directions from the Distributor or the Trust and deliver the appropriate documentation thereof to the Custodian;
(v)
with respect to items (i) through (iv) above, the Transfer Agent may execute transactions directly with Authorized Participants;
(vi)
at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid  over in the appropriate manner such monies, if any, to the redeeming Authorized Participant as instructed by the Distributor or the Trust;
(vii)
prepare and transmit by means of DTC’s book-entry system payments for any dividends and distributions declared by the Trust on behalf of the applicable Fund;
(viii)
record the issuance of Shares of the applicable Fund and maintain a record of the total number of Shares of each Fund which are issued and outstanding; and provide the Trust on a regular basis with the total number of Shares of each Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust and each Fund; and, excluding DTC or its nominee as the record or registered owner, the Transfer Agent shall have no obligations or responsibilities under this Agreement to account for, keep records of, or otherwise related to, the beneficial owners of the Shares;

(ix)
maintain and manage, as agent for the Trust and each Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Creation Unit purchases and redemptions and the payment of a Fund’s dividends and distributions.  The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent in accordance with applicable law;
(x)
process any request from an Authorized Participant to change its account registration; and
(xi)
except as otherwise instructed by the Trust, process all transactions in each Fund in accordance with the procedures established by the Trust with respect to the proper net asset value to be applied to purchase and redemption orders received in good order by the Transfer Agent before the order cut-off time set forth in the Prospectus or such earlier time as designated by the Fund (the “Order Cut-Off Time”), with the Transfer Agent reporting to the Trust any known exceptions to the foregoing.
1.3
Additional Services.  In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:
(i)
The Transfer Agent shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees and expenses as may be mutually agreed upon, including the Transfer Agent’s reasonable out-of-pocket expenses.  Unless otherwise agreed in writing, the provision of such services shall be subject to the terms and conditions of this Agreement.
(ii)
DTC and NSCC.  The Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts, and the purchase and redemption of Creation Units in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTC or NSCC on behalf of Authorized Participants; and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTC or NSCC (acting on behalf of the applicable Authorized Participant).

1.4
Authorized Persons. Each of the Trust and each Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, including authorized persons of the Distributor, as provided or agreed to by the Trust and as may be amended from time to time, in receiving instructions to issue or redeem Creation Units.  Each of the Trust and each Fund agrees and covenants for itself and each such authorized person that any order or sale of or transaction in Creation Units received by it after the Order Cut-Off Time shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Fund’s then-effective Prospectus, and the Trust or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.
1.5
Anti-Money Laundering and Client Screening.  With respect to the Trust’s or any Fund’s offering and sale of Creation Units at any time, and for all subsequent transfers of such interests, the Trust or its delegate shall, to the extent applicable, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and Creation Units and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Creation Units or Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations.  In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Trust shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records.
1.6
Tax Law.  The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust, a Fund, any Creation Units, any Shares, a beneficial owner thereof, an Authorized Participant or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof.  It shall be the responsibility of the Trust to notify the Transfer Agent of the obligations imposed on the Trust, a Fund, the Creation Units, the Shares, or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.
1.7
The Transfer Agent shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.
2.
FEES AND EXPENSES
2.1
Fee Schedule.  For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Funds shall pay to the Transfer Agent the fees and expenses set forth in a separately executed written fee schedule, as such fee schedule may be amended from time to time (“Fee Schedule”).
3.
REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

3.1
It is a trust company duly organized and existing under the laws of the Commonwealth of Massachusetts.
3.2
It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.
3.3
It is duly qualified to carry on its business in the Commonwealth of Massachusetts.
3.4
It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.
3.5
All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.
3.6
It is in material compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations, and services under this Agreement, the violation of which could materially adversely affect its performance of its obligations under this Agreement.
3.7
Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it.
3.8
No legal or administrative proceedings have been instituted or threatened that would materially impar the Transfer Agent’s ability to perform its duties and obligations under this Agreement.
4.
REPRESENTATIONS AND WARRANTIES OF THE TRUST AND
THE FUNDS

The Trust and each Fund represents and warrants to the Transfer Agent that:

4.1
The Trust is a statutory trust duly organized, existing and in good standing under the laws of the State of Delaware.
4.2
The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.
4.3
All requisite proceedings have been taken to authorize the Trust to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Trust and the Funds.
4.4
The Trust is registered under the 1940 Act, as an open-end management investment company.

4.5
A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all necessary state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.
4.6
Where information provided by the Trust includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Transfer Agent may perform any of the services and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States, and that information relating to the Trust, including Personal Information of investors, may be accessed by national security authorities, law enforcement and courts.  The Transfer Agent shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.
5.
DATA ACCESS AND PROPRIETARY INFORMATION
5.1
The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party.  In no event shall Proprietary Information be deemed Authorized Participant information or the confidential information of the Trust.  The Trust and each Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.  Without limiting the foregoing, the Trust agrees for itself and its officers and trustees and their agents to:
(i)
use such programs and databases solely on the Trust’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Trust and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;
(ii)
refrain from copying or duplicating in any way the Proprietary Information;

(iii)
refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;
(iv)
refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Trust’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent (such consent not to be unreasonably withheld); and
(v)
honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.
5.2
Proprietary Information shall not include all or any portion of any of the foregoing items that (i) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.
5.3
Reserved.
5.4
If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure in a reasonably timely manner and at its own expense.  Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.  DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS.  THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
5.5
If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Creation Units or (ii) transmit Authorized Participant information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.6
Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section.  The obligations of this Section shall survive any earlier termination of this Agreement.
6.
STANDARD OF CARE / LIMITATION OF LIABILITY
6.1
The Transfer Agent shall at all times act in good faith in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its gross negligence, bad faith, or willful misconduct or that of its employees or agents.  The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.
6.2
In any event, the Transfer Agent’s cumulative liability for the term of the Agreement for all liability or losses, regardless of the form of action or legal theory, shall be limited to the fees (excluding expenses) received by the Transfer Agent under this Agreement during the preceding 12-month period.
6.3
In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

INDEMNIFICATION
7.1
The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Trust and each Fund shall indemnify and hold the Indemnitees harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability arising out of or attributable to:
(i)
all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence or willful misconduct;
(ii)
the Trust’s breach of any representation, warranty or covenant of the Trust hereunder;
(iii)
the Trust’s lack of good faith, gross negligence or willful misconduct;

(iv)
reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors in physical form, or by machine readable input, facsimile, electronic data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Trust or its officers or the Trust’s agents or subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Trust or any Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Trust or Fund after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;
(v)
the offer or sale of Creation Units in violation of any requirement under federal or state securities laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;
(vi)
the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Trust’s demand deposit accounts maintained by the Transfer Agent;
(vii)
all actions relating to the transmission of Trust, Creation Unit or Authorized Participant data through the NSCC clearing systems, if applicable; and
(viii)
any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder.
7.2
At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel (which may be Trust counsel)  with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust and the applicable Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust or the applicable Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by the Trust and the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

8.
ADDITIONAL COVENANTS OF THE TRUST AND THE TRANSFER AGENT
8.1
Delivery of Documents.  The Trust shall promptly furnish to the Transfer Agent the following:
(i)
A copy of the resolution of the Board of Trustees of the Trust certified by the Trust’s Secretary authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.
(ii)
A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.
8.2
Certificates, Checks, Facsimile Signature Devices.  The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.
8.3
Records.  The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  In furtherance of the Trust’s compliance with the requirements of Section 31 of the 1940 Act and the rules thereunder, including Rule 6c-11, the Transfer Agent agrees that any records relating to the services provided to the Trust and Funds hereunder shall be made available upon reasonable request and preserved for the periods prescribed by the applicable rules unless such records are earlier surrendered to the Trust or Funds. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. In the event that the Transfer Agent is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Transfer Agent’s personnel as witnesses or deponents, the Trust agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production.
9.
CONFIDENTIALITY AND USE OF DATA
9.1
Confidentiality.
All information provided under this agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”), or collected by a Receiving Party, under or pursuant to this Agreement that is marked “confidential”, “restricted”, “proprietary” or with a similar designation, or that the Receiving Party knows or reasonably should know is confidential, proprietary or a trade secret shall be treated as confidential and shall be “Confidential Information” hereunder.  The terms and conditions of this Agreement (including any related fee schedule or arrangement) and any fees will be treated as Confidential Information as to which party is a Disclosing Party.  Notwithstanding the foregoing, Confidential Information will not include information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently developed by the Receiving Party without the use of other Confidential Information, (iii) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure, or (iv) is rightfully obtained on a non-confidential basis from a third party source.
Subject to Sections 9.2 and 9.3 below, Confidential Information will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party, which consent shall not be unreasonably withheld.  Except as expressly contemplated by this Agreement, nothing in this Section 9 will limit the confidentiality and data-protection obligations of the Transfer Agent and each of its parent company, branches, and affiliates (collectively, “Affiliates”) under this Agreement and the laws and regulations applicable to the Transfer Agent.
9.2
Use of Confidential Information and Data.
Subject to this Section 9.2 and to Section 9.3 below, all Confidential Information provided under this Agreement by the Disclosing Party shall be used by the Receiving Party solely for the purpose of performing or receiving the services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement.
The Transfer Agent and/or its Affiliates may use any Confidential Information of the Trust or the Funds, including data regarding transactions and portfolio holdings relating to the Trust or the Funds, obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Transfer Agent or one of its Affiliates, (collectively, “Data”), to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends  in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Trust or the Funds, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.  The Trust acknowledges that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators.
9.3
Disclosure of Confidential Information and Data.
The Receiving Party may, without the Disclosing Party’s consent, disclose the Disclosing Party’s Confidential Information to its attorneys, accountants, auditors,

consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”), provided such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party for which the Representative has been retained and that are otherwise no less restrictive than the confidentiality obligations contained in this Agreement.  The parties acknowledge that use of Confidential Information by a Representative to represent its other clients in dealing with the Disclosing Party would constitute a breach of this Section 9.3.  Where the Transfer Agent is the Receiving Party, “Representatives” will include its Affiliates and Service Providers (as defined below).  Each party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives as though such party had used or disclosed such Confidential Information itself.
The Transfer Agent may disclose and permit use (as applicable) of the Confidential Information of the Trust and the Funds without the Trust’s consent:  (i) to its Affiliates and any of its third-party agents and service providers (“Service Providers”) in connection with the provision of services, the discharge of its obligations under this Agreement or the carrying out of any proper instruction, including in accordance with the standard practices or requirements of any financial market utility or in connection with the settlement, holding or administration of cash, securities or other instruments; and (ii) to its Affiliates in connection with the management of the businesses of the Transfer Agent and its Affiliates, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management and marketing.  The Transfer Agent shall cause any Affiliate or Service Provider to which it has disclosed Confidential Information to comply at all times with the confidentiality and data-protection obligations under this Section 9 as if it were a party to this Agreement.
The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such disclosure is required to satisfy any legal requirement, including in response to court-issued orders, investigative demands, subpoenas or similar processes or to satisfy the requirements of any applicable regulatory authority.
Each party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement may immediately give rise to continuing irreparable injury that is inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach.
Each party may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support, provided such providers are under obligations of confidentiality with respect to such Confidential Information.
In no event will the Transfer Agent allow representatives of its asset management division or Affiliates engaged in asset management to have access to or to use Confidential Information, including Data.
9.4
The Transfer Agent affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.
10.
TERM and Termination.
10.1
This Agreement shall remain in full force and effect for an initial term ending August 31, 2028 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one-hundred and twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.  During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.  Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

10.2
In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Trust or such Fund) and shall reimburse the Transfer Agent for its costs, expenses and disbursements.  Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Trust’s or such Fund’s records as set forth herein.  For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable, (b) a merger of the Trust or a Fund into, or the consolidation of the Trust of a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

10.3
Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

11.
Additional Funds

In the event that the Trust establishes one or more series in addition to the Funds listed on the attached Schedule A with respect to which the Trust desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series shall become a Fund hereunder.
12.
assignment
12.1
Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be delegated or assigned by either party without the written consent of the other party.
12.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust and the Funds.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.12.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.
13.
DELEGATION; SUBCONTRACTORS
13.1
Use of Delegates. The Transfer Agent shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”). Unless otherwise agreed in a fee schedule, the Transfer Agent shall be responsible for the compensation of its Delegates. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.

13.2
Provision of Information on Delegates. The Transfer Agent will provide or make available to the Trust information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.  Nothing in this Section 13 shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.
13.3
Responsibility for Delegates.  The Transfer Agent will be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had committed such acts and omissions itself.
14.
miscellaneous
14.1
Amendment.  This Agreement may be amended by a written agreement executed by both parties.
14.2
Massachusetts Law to Apply.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflicts of law rules thereof.
14.3
Force Majeure.  Neither party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, acts of war or terrorism, pandemics, governmental actions or communication disruption.
14.4
Data Protection.  The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder.  For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account.  Notwithstanding the foregoing, “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5
Survival.  All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.
14.6
Severability.  If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.
14.7
Priorities Clause.  In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.
14.8
Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.
14.9
Entire Agreement.  This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.
14.10
Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.
14.11
Reproduction of Documents.  This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
14.12
Notices.  Any notice instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, e-mail, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:
(a)
If to Transfer Agent, to:
State Street Bank and Trust Company
Transfer Agency
One Heritage Drive Building
1 Heritage Drive
Mail Stop OHD0100
North Quincy, MA 02171
Attn: Compliance
[E-mail:  ]

With a copy to:

STATE STREET BANK AND TRUST COMPANY
Legal Division – Global Services Americas
One Congress Street
Boston, MA 02114

(b)
If to the Trust, to:

ALLSPRING EXCHANGE-TRADED FUNDS TRUST
1415 Vantage Park Drive, 3rd Floor
Charlotte, NC 28203
Attn:  John Zarkauskas
Telephone: 617-865-9326
E-mail: john.zarkauskas@allspringglobal.com

With a copy to:

ALLSPRING FUNDS MANAGEMENT, LLC
101 Seaport Boulevard, 11th Floor
Boston, MA  02110
Attn:  Matthew Prasse

14.13
Interpretive and Additional Provisions.  In connection with the operation of this Agreement, the Transfer Agent and the Trust on behalf of each of the Funds may from time to time agree on provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.  Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s governing documents.  No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.14
Business Continuity
14.14.1
Business Continuity Plans. The Transfer Agent will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Transfer Agent will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by the Transfer Agent hereunder.
14.15
Several Obligations of the Funds. The Transfer Agent hereby acknowledges that, with respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, the Transfer Agent shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Transfer Agent had separately contracted with the Trust by separate written instrument with respect to each Fund.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

State Street Bank and Trust Company
By:
	Name:	Stefanie B. Mansfield
	Title:	Managing Director, Global Relationship Management

ALLSPRING EXCHANGE-TRADED FUNDS TRUST
By:
	Name:	Jeremy DePalma
	Title:	Treasurer

Schedule A

LIST OF FUNDS

Allspring Exchange-Traded Funds Trust

Allspring Broad Market Core Bond ETF (AFIX)
Allspring Core Plus ETF (APLU)
Allspring Income Plus ETF (AINP)
Allspring LT Large Core ETF (ALRG)
Allspring LT Large Growth ETF (AGRW)
Allspring Special Large Value ETF (ASLV)

AMENDMENT TO TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment (the “Amendment”) is entered into and effective as of the 3rd day of July, 2025 (the “Effective Date”), amending the Transfer Agency and Service Agreement dated November 13, 2024 (as amended, supplemented, restated, or otherwise modified from time to time, the “Agreement”), by and between ALLSPRING EXCHANGE-TRADED FUNDS TRUST (the “Trust”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

WHEREAS, the Agreement included the Allspring LT Large Core ETF (ALRG) as a Fund, and the Parties desire instead to add the Allspring LT Large Core ETF (ALRG), as of the Effective Date above; and

WHEREAS, the Parties desire to further amend the Agreement to add certain additional Funds as of the Effective Date above;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereto agree as follows:

1.
Agreement, Schedule A.  The Agreement is hereby amended to remove the Allspring LT Large Core ETF (ALRG) as a Fund, effective November 13, 2024.

2.
Additional Fund/ Portfolios.  As of the Effective Date above, the Agreement is amended to add the following Funds:
●
Allspring LT Large Core ETF (ALRG)
●
Allspring SMID Core ETF (ASCE)
●
Allspring Ultra Short Municipal ETF (AUSM)
State Street and the Trust hereby agree that the services to be provided to each Fund shall be those set forth in the Agreement.   For purposes of clarity, Schedule A to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached hereto.
3.
Representations and Warranties.  By execution of this Amendment, from and after the Effective Date, the Trust hereby confirms to the Custodian the representations and warranties set forth in Section 3 of the Agreement.
4.
Defined Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.
5.
One Agreement.  Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

6.
Counterparts.  This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

ALLSPRING EXCHANGE-TRADED FUNDS TRUST

By: ______________________________
Name:  Jeremy DePalma
Title:  Treasurer

STATE STREET BANK AND TRUST COMPANY

By: ______________________________
Name:  Stefanie B. Mansfield
Title:   Managing Director,
              Global Relationship Management

Schedule A
LIST OF FUNDS
July 1, 2025
Allspring Exchange-Traded Funds Trust
Allspring Broad Market Core Bond ETF (AFIX)
Allspring Core Plus ETF (APLU)
Allspring Income Plus ETF (AINP)
Allspring LT Large Core ETF (ALRG)
Allspring LT Large Growth ETF (AGRW)
Allspring Special Large Value ETF (ASLV)
Allspring SMID Core ETF (ASCE)
Allspring Ultra Short Municipal ETF (AUSM)